CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated April 28, 2023, relating to the financial statements and financial highlights before the effects of the adjustments to retrospectively apply the reverse stock split of Alpha Architect Tail Risk ETF, a series of EA Series Trust, formerly Arin Large Cap Theta Fund, a series of Starboard Investment Trust for the year ended February 28, 2023.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
April 1, 2024